Registration No. 333-_____
                                             Filed July 16, 1997

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM S-8
                      REGISTRATION STATEMENT
                               UNDER
                    THE SECURITIES ACT OF 1933



                      PENNFIRST BANCORP, INC.
(Exact Name of Registrant as specified in its Articles of Incorporation)

PENNSYLVANIA                                25-1659846
(State of incorporation)                    (IRS Employer Identification No.)


                        600 Lawrence Avenue
                     Ellwood City, Pennsylvania  16117
      (Address of principal executive offices, including zip code)

                      1997 Stock Option Plan
                     (Full Title of the Plan)

Charlotte A. Zuschlag                   Copies to:
President and Chief Executive Officer   Jeffrey D. Haas, Esq.
PennFirst Bancorp, Inc.                 Patricia J. Wohl, Esq.
600 Lawrence Avenue                     Elias, Matz, Tiernan & Herrick L.L.P.
Ellwood City, Pennsylvania  16117       734 15th Street, N.W.
(412) 758-5584                          Washington, D.C.  20005
(Name, address and telephone number of (202) 347-0300 agent for service)

                        Page 1 of 17 pages
              Index to Exhibits is located on page 8.

                 CALCULATION OF REGISTRATION FEE


 Title of                     Proposed         Proposed
 Securities                   Maximum          Maximum           Amount of
 to be        Amount to be    Offering Price   Aggregate         Registration
 Registered   Registered(1)   Per Share        Offering Price    Fee
----------------------------------------------------------------------------
Common Stock,    40,700       $14.125(3)       $   574,887(3)    $    174.21
  par value
  $.01
Common Stock,   154,300       $17.75(4)          2,738,825(4)         829.95
  par value     -------                          ---------            ------
  $.01
Total           195,000(2)                     $ 3,313,712       $  1,004.16
                =======                          =========          ========

----------------------------------------------------------------------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the PennFirst Bancorp, Inc. ("Company" or "Registrant") 1997 Stock Option Plan ("Stock Option Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock, $.01 par value per share ("Common Stock"), of the Company.

(2) Represents shares currently reserved for issuance pursuant to the Stock Option Plan.

(3) Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended ("Securities Act"). The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price for the options to purchase 40,700 shares of Common Stock which have been granted under the Stock Option Plan as of the date hereof but not yet exercised.

(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share for 154,300 shares for which stock options have not been granted under the Stock Option Plan is equal to the average of the high and low prices of the Common Stock of the Company on July 14, 1997 on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market.

                    __________________________

     This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. <section> 230.462.

                              PART I

ITEM 1.   PLAN INFORMATION*

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*



--------------------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended ("Securities Act"), and the Note to Part I on Form S-8.

                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

          (b) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the fiscal year covered by the Form 10-K referred to in clause (a) above.

          (c) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-B filed with the Commission on June 13, 1991.

          (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not  applicable  since  the Company's Common Stock is registered under
Section 12 of the Exchange Act.

ITEM. 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 9 of the Registrant's Amended and Restated Articles of Incorporation provides as follows:

     ARTICLE 9. INDEMNIFICATION,  ETC. OF OFFICERS, DIRECTORS, EMPLOYEES AND
                AGENTS.

     A. PERSONAL LIABILITY OF DIRECTORS. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to taken any action, as a director except to the extent that by law a director's liability for monetary damages may not be limited.

     B. INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Pennsylvania law.

     C. ADVANCEMENT OF EXPENSES. Reasonable expenses incurred by a director, officer, or employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Article 9.B may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

     D. OTHER RIGHTS. The indemnification and advancement of expenses provided by or pursuant to this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     E. INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 9.

     F. SECURITY FUND; INDEMNITY AGREEMENTS. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 9.

     G. MODIFICATION. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 9 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 9, and no amendment or termination of any trust or other fund created pursuant to Article 9.F hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

     H. PROCEEDINGS INITIATED BY INDEMNIFIED PERSONS. Notwithstanding any other provision of this Article 9, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

     Sections 1741 to 1747 of the Pennsylvania Business Corporation Law provide as follows with respect to indemnification:

     1741 THIRD-PARTY ACTIONS.--Unless otherwise restricted in its bylaws, a business corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgement, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

     1742 DERIVATIVE AND CORPORATE ACTIONS.--Unless otherwise restricted in its bylaws, a business corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     1743 MANDATORY INDEMNIFICATION.--To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 (relating to third-party actions) or 1742 (relating to derivative and corporate actions) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

     1744 PROCEDURE FOR EFFECTING INDEMNIFICATION.--Unless ordered by a court, any indemnification under Section 1741 (relating to third-party actions) or 1742 (relating to derivative and corporate actions) shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative  is  proper  in  the  circumstances  because he has met the
applicable   standard  of  conduct  set  forth  in  those  sections.   The
determination shall be made:

     (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3)  by the shareholders.

     1745 ADVANCING EXPENSES.--Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this subchapter may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this subchapter or otherwise.

     1746 SUPPLEMENTARY COVERAGE.--(a) General rule.--The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this subchapter shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.
Section 1728 (relating to interested directors or officers; quorum) and in, the case of a registered corporation, section 2538 (relating to approval of transactions with interested shareholders) shall be applicable to any bylaw, contract or transaction authorized by the directors under this section. A corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to this section or otherwise.

     (b) When indemnification is not to be made.--Indemnification pursuant to subsection (a) shall not be made in any case where that act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The articles may not provide for indemnification in the case of willful misconduct or recklessness.

     (c) Grounds.--Indemnification pursuant to subsection (a) under any bylaw, agreement, vote of shareholders or directors or otherwise may be granted for any action taken and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Such indemnification is declared to be consistent with the public policy of this Commonwealth.

     1747 POWER TO PURCHASE INSURANCE.--Unless otherwise restricted in its bylaws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of this subchapter. Such insurance is declared to be consistent with the public policy of this Commonwealth.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

ITEM 8.   EXHIBITS

     The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):


     NO.     EXHIBIT

     4       Specimen Common Stock Certificate.(1)

     5       Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
             as to the legality of the securities

     23.1    Consent of Elias, Matz, Tiernan & Herrick L.L.P.
             (contained in the opinion included as Exhibit 5)

     23.2    Consent of KPMG Peat Marwick LLP

     24      Power of attorney for any subsequent amendments
             (located in the signature pages of this Registration
             Statement).

     99      1997 Stock Option Plan(2)


                                    (FOOTNOTES ON FOLLOWING PAGE)

--------------------
     (1) Incorporated by reference from the Company's Registration Statement on Form S-4 (Commission File No. 33-39219) filed with the Commission on March 1, 1991.

     (2) Incorporated by reference from the Company's definitive proxy materials filed with the Commission on March 14, 1997.

ITEM 9.      UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ellwood City, Pennsylvania, on this 15th day of July 1997.

                                    PENNFIRST BANCORP, INC.



                                        By:/S/ CHARLOTTE A. ZUSCHLAG
                                           -------------------------
                                           Charlotte A. Zuschlag, President
                                            and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Charlotte A. Zuschlag his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.


/S/ CHARLOTTE A. ZUSCHLAG                          July 15, 1997
Charlotte A. Zuschlag
President and Chief Executive Officer


/S/ WILLIAM B. SALSGIVER                           July 15, 1997
William B. Salsgiver
Chairman of the Board


/S/ HERBERT S. SKUBA                               July 15, 1997
Herbert S. Skuba
Vice Chairman of the Board


/S/ CHARLES P. EVANOSKI                            July 15, 1997
Charles P. Evanoski
Senior Vice President of Finance
(principal financial officer)

/S/ GEORGE WILLIAM BLANK, JR.                      July 15, 1997
George William Blank, Jr.
Director


/S/ LLOYD L. KILDOO                                July 15, 1997
Lloyd L. Kildoo
Director


/S/ CHARLES DELMAN                                 July 15, 1997
Charles Delman
Director


/S/ EDMUND C. SMITH                                July 15, 1997
Edmund C. Smith
Director


/S/ EDWIN A. THANER                                July 15, 1997
Edwin A. Thaner
Director